Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:	At Hayden IR:
Jason Napolitano, Executive Vice President & CFO	Brett Maas, Managing Partner
(970) 493-7272, Ext. 4105	(646) 536-7331
brett@haydenir.com

Heska Announces Financial Results for the
Third Quarter of Fiscal 2013

Core Companion Animal Health Revenue Increases 7.3% from Prior-Year Period;
Gross Margin Expands to 42.1% from 39.8% in Prior-Year Period;
Company Returns to Profitability in Third Quarter

LOVELAND, CO, November 6, 2013 --Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its third quarter ended September 30, 2013. The Company previously announced the acquisition of 54.6% of Cuattro Veterinary USA, LLC ("Cuattro Vet USA"), which was subsequently renamed Heska Imaging US, LLC, and this acquisition is reflected in Heska's consolidated financial results for the third quarter of 2013 with no corresponding contribution in the third quarter of 2012.

Third Quarter 2013 Highlights:
•	Consolidated revenue for the third quarter of 2013 was up 4.1% to $17.6 million from $16.9 million in the third quarter of 2012.
•	Core Companion Animal Health revenue increased approximately 7.3%, while Other Vaccines, Pharmaceuticals and Products revenue decreased 8.8% as compared to the third quarter of 2012.
•	Gross profit was $7.4 million and gross margin was 42.1% compared to gross profit of $6.7 million and gross margin of 39.8% in the third quarter of 2012.
•	The Company reported operating income of $75 thousand compared to an operating loss of $27 thousand in the third quarter of 2012.
•	The Company reported net income attributable to Heska Corporation of $241 thousand compared to a net loss of $32 thousand in the third quarter of 2012.
•	Heska completed the quarter with $6.3 million in cash, $4.5 million in short-term debt and $10.8 million in working capital.

"Our financial results demonstrate that our acquisition integration and the implementation of our commercial reorganization are gaining traction and are driving the expected improvements in our operations; we are highly encouraged by this positive start to the second half of 2013," commented Robert Grieve, Heska's Chairman and CEO.  "Revenue has improved year over year, gross margin percentage is expanding, we are closely controlling expenses and we returned to profitability for the third quarter of 2013."

Dr. Grieve continued, "The integration of Cuattro Vet USA has gone extremely well, even better and faster than we expected.  Our newly reorganized sales team and refined go-to-market product strategies are already delivering improved results, as evidenced by the solid year-over-year improvement in sales productivity.  We had nearly twice the analyzer placements per outside sales person compared to the third quarter of 2012.  We are seeing our pipeline expand and experiencing increased momentum with our analyzer placements.  Going forward, we expect to continue to transform the Company to maximize our particular strengths in advanced diagnostics and allergy and use our revitalized sales force to accelerate our growth with bundling and cross-selling opportunities.  The fundamental changes we have made to Heska over the last two quarters have positioned us well for the remainder of 2013 and beyond."

Financial Results
Third quarter 2013 revenue was $17.6 million, up 4.1% as compared to the third quarter of 2012. In the third quarter of 2013, Core Companion Animal Health revenue increased approximately 7.3% to $14.5 million from $13.5 million in the prior year period.  Other Vaccines, Pharmaceuticals and Products revenue decreased approximately 8.8% to $3.1 million from $3.4 million in the third quarter last year.  Gross profit was $7.4 million, or a 42.1% gross margin, in the third quarter of 2013 compared with gross profit of $6.7 million, or 39.8% gross margin, in the third quarter of 2012.  Total operating expenses were $7.3 million, or 41.7% of sales, in the third quarter of 2013 compared with total operating expenses of $6.8 million, or 39.9% of sales, in the prior year period.  The Company reported operating income of $75 thousand in the third quarter of 2013, compared to an operating loss of $27 thousand in the third quarter of 2012.  Loss before income taxes was $18 thousand in the third quarter of 2013, compared to a loss before taxes of $11 thousand in the prior year period.  In the third quarter of 2013, net income attributable to Heska Corporation was $241 thousand, or $0.04 per diluted share, compared to a net loss attributable to Heska Corporation of $32 thousand, or $0.01 per diluted share, in the third quarter of 2012.

Balance Sheet
As of September 30, 2013, Heska had $6.3 million in cash and working capital of $10.8 million. Stockholders' equity decreased to $46.5 million compared to $48.9 million as of December 31, 2012.

Investor Conference Call
Management will conduct a conference call on Wednesday, November 6, 2013 at 2:30 p.m. MST (4:30 p.m. EST) to discuss the third quarter 2013 financial results.  To participate, dial (877) 941-2333 (domestic) or (480) 629-9772 (international); the conference call access number is 4647521.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until November 20, 2013.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The replay access number is 4647521.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single-use, point-of-care tests, pharmaceuticals and vaccines.  The Company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results, including Cuattro Vet USA, which was recently renamed Heska Imaging US, LLC.  These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to Heska's ability to sell and market its products in an economically sustainable manner; risks related to reliance on third-parties for research and development activities; uncertainties related to the implementation and success of any future change in sales and marketing approach; risks related to the successful commercialization of new products; risks related to Heska's reliance on third-party suppliers, which is substantial; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Financial Table Follows:

Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Revenue:
Core companion animal health	$13,530	$14,515	$45,811	$46,015
Other vaccines, pharmaceuticals and products	3,376	3,080	8,541	8,820
Total revenue, net	16,906	17,595	54,352	54,835

Cost of revenue	10,180	10,189	30,655	34,607

Gross profit	6,726	7,406	23,697	20,228

Operating expenses:
Selling and marketing	4,381	4,591	14,020	14,554
Research and development	180	324	717	1,197
General and administrative	2,192	2,416	7,522	8,662
Total operating expenses	6,753	7,331	22,259	24,413
Operating income (loss)	(27)	75	1,438	(4,185)
Interest and other (income) expense, net	(16)	93	69	134
Income (loss) before income taxes	(11)	(18)	1,369	(4,319)
Income tax expense (benefit)
Current tax expense	16	6	98	71
Deferred tax expense (benefit)	5	(6)	457	(1,553)
Total income tax expense (benefit)	21	(---)	555	(1,482)
Net income (loss)	$(32)	$(18)	$814	$(2,837)
Net income (loss) attributable to non-controlling interest	---	(259)	---	(464)
Net income (loss) attributable to Heska Corporation	(32)	241	814	(2,373)

Basic net income (loss) per share attributable to Heska Corporation	$(0.01)	$0.04	$0.15	$(0.41)
Diluted net income (loss) per share attributable to Heska Corporation	$(0.01)	$0.04	$0.15	$(0.41)

Weighted average oustanding shares used to compute basic net income (loss) per attributable share to Heska Corporation	5,350	5,826	5,314	5,727

Weighted average outstanding shares used to compute diluted net income (loss) per attributable share to Heska Corporation	5,350	5,865	5,503	5,727

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2012	September 30, 2013
Cash and cash equivalents	$5,784	$6,344
Total current assets	32,955	29,445
Note receivable - related party	----	1,657
Total assets	66,826	90,433
Line of credit	2,552	4,281
Other short-term borrowings, including current portion of long-term note payable	----	232
Total current liabilities	14,389	18,655
Long-term note payable, net of current portion	----	402
Non-controlling interest	----	13,105
Public Common Stock subject to redemption	----	2,431
Stockholders' equity	48,862	46,468

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